As filed with the Securities and Exchange Commission on July 12, 2016

Registration No. 333-204935

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Post-Effective Amendment No. 1 to

Form S-3 Registration Statement No. 333-204935

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HATTERAS FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	26-1141886
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

751 W. Fourth Street, Suite 400

Winston-Salem, North Carolina 27101

(336) 760-9331

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Michael R. Hough

Chairman and Chief Executive Officer

Hatteras Financial Corp.

751 W. Fourth Street, Suite 400

Winston-Salem, North Carolina 27101

(336) 760-9331

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kerry E. Johnson, Esq.

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

(212) 335-4501

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated file, an accelerated file, a non-accelerated file, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Hatteras Financial Corp., a Maryland corporation (the “Company”) is filing this post-effective amendment to the Registration Statement on Form S-3 (File No. 333-204935) filed with the Securities and Exchange Commission on June 12, 2015 (the “Registration Statement”) to deregister any and all securities of the Company that had been registered for issuance under the Registration Statement that remain unsold thereunder. The Registration Statement registered shares of the Company’s common stock, preferred stock, debt securities, depository shares and warrants, or any combination thereof (collectively, the “Securities”).

Pursuant to the Agreement and Plan of Merger, dated as of April 10, 2016, by and among the Company, Annaly Capital Management, Inc., a Maryland corporation (“Annaly”), and Ridgeback Merger Sub Corporation, a Maryland corporation and a direct wholly-owned subsidiary of Annaly (“Purchaser”), Purchaser commenced an exchange offer (“Offer”) to acquire any and all outstanding shares of common stock of the Company, and following the consummation of the Offer, the Company will be merged with and into the Purchaser, with the Purchaser being the surviving corporation of such merger (“Merger”).

In connection with the Merger, the Company is terminating all offers and sales of the Securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all Securities registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to its registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Winston-Salem, state of North Carolina on July 12, 2016.

HATTERAS FINANCIAL CORP.

By:	/s/ MICHAEL R. HOUGH
Name:	Michael R. Hough
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL R. HOUGH	Chairman and Chief Executive Officer	July 12, 2016
Michael R. Hough	(Principal Executive Officer)

*	President, Chief Operating Officer and Director	July 12, 2016
Benjamin M. Hough

*	Director	July 12, 2016
David W. Berson

*	Director	July 12, 2016
Ira G. Kawaller

*	Director	July 12, 2016
Vicki McElreath

*	Director	July 12, 2016
Jeffrey D. Miller

*	Director	July 12, 2016
William V. Nutt, Jr.

*	Director	July 12, 2016
Thomas D. Wren

/s/ KENNETH A. STEELE	Chief Financial Officer, Treasurer and Secretary	July 12, 2016
Kenneth A. Steele	(Principal Financial Officer and Principal Accounting Officer)

* By:	/s/ MICHAEL R. HOUGH
Michael R. Hough
Attorney-in-Fact